Exhibit 99.1

THE READER'S DIGEST ASSOCIATION, INC.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


              READER'S DIGEST TO APPOINT WILLIAM E. MAYER TO BOARD

     PLEASANTVILLE, NY, June 4, 2003 -- The Reader's Digest Association, Inc. (NYSE: RDA) today announced that it will appoint William E. Mayer to the company's Board of Directors at the Board's June 13, 2003 meeting. Mr. Mayer, 63, is the founder and co-senior partner of Park Avenue Equity Partners, L.P., a private equity fund that invests in mid-size companies by providing growth or strategic transaction capital. Mr. Mayer previously served as president, chief executive officer and managing director of The First Boston Corporation (now Credit Suisse First Boston). He has also been professor and dean of the College of Business and Management of the University of Maryland and dean of the William
E. Simon Graduate School of Business Administration at the University of Rochester (New York). He currently serves on the boards of directors of First Health Group Corp., Lee Enterprises, Incorporated and Technoserve and is also a trustee of the Liberty Group of Mutual Funds, Chairman of the Aspen Institute and a trustee of the University of Maryland. He holds B.S. and M.B.A. degrees from the University of Maryland. Mr. Mayer will join the class of directors of the company that stands for reelection at the company's November 2003 annual meeting of stockholders. Mr. Mayer will also join the company's Compensation and Nominating Committee and its Corporate Governance Committee.

(Photo: http://www.newscom.com/cgi-bin/prnh/20030604/NYW141)

     James E. Preston, Chairman of the company's Nominating Committee said, "We are pleased to add a candidate of Bill Mayer's financial expertise and business experience as an additional independent member of the Reader's Digest
Board."

     Mr. Mayer's appointment is the result of an agreement between the company and Highfields Capital Management LP, which owns approximately 8.5 percent of the outstanding common stock of the company. Also under the terms of the agreement, the


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Nominating Committee will review a range of candidates and appoint another new director by the company's November 2003 annual meeting of stockholders. The agreement provides that for a period of one year from the date of the agreement, Highfields, among other things: (1) will vote its shares in favor of the individuals who are nominated by the Nominating Committee for election to the Board, (2) will not engage in any proxy solicitation with respect to the company, and (3) will not increase its beneficial ownership of the company's common stock to more than 10%.

     The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

     This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

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